Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) dated as of March 12, 2015 between Validus Holdings, Ltd., a Bermuda corporation (the “Company”), and Edward Noonan (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Amended and Restated Employment Agreement dated as of December 12, 2005 as amended on November 12, 2008 (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and Executive hereby agree as follows:

1.	Section 1.01 of the Agreement is amended to include the following definition:

““Change in Control” has the meaning set forth in the Amended and Restated Validus Holdings, Ltd. 2005 Long Term Incentive Plan as in effect on March 12, 2015.”

2.	The second sentence of Section 5.01 is amended to read as follows:

“For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) the twelve (12) month anniversary of the Company providing Notice of Termination (as defined below) without Cause to the Executive (other than within twenty-four (24) months following a Change in Control); (b) immediately upon the Company providing Notice of Termination for Cause to the Executive; (c) the twelve (12) month anniversary of the Executive providing Notice of Termination specifying his resignation for Good Reason to the Company (other than for Good Reason within twenty-four (24) months following a Change in Control), subject to the terms of Section 5.03 below; (d) the twelve (12) month anniversary of the Executive providing Notice of Termination to the Company without Good Reason; (e) immediately upon the Company providing Notice of Termination without Cause to the Executive or the Executive providing Notice of Termination to the Company for Good Reason, in each case within twenty-four (24) months following a Change in Control, subject to the terms of Section 5.04 below; (f) the fifth (5th) day following the Company providing Notice of Termination to the Executive as a result of the Executive’s Permanent Disability; or (g) the date of the Executive’s death.”

3.	Article 5 of the Agreement is amended by adding the following new Section 5.04 to Article 5 and renumbering current Section 5.04 as Section 5.05:

“Termination Without Cause or For Good Reason Following a Change in Control. Notwithstanding anything set forth in this Agreement, if the Employment Period shall be terminated by the Company without Cause or by the Executive for Good Reason, in each case within twenty-four (24) months following a Change in Control, the Executive shall: (a) receive a lump sum payment on the Date of Termination equal to two (2) times the sum of (A) Base Salary plus (B) the target annual bonus set forth in Section 4.02 above; (b) receive a lump sum payment on the Date of Termination equal to the value of the benefits set forth in Sections 4.03(d), (e), (f) and (g) above that the Executive would have been entitled to receive absent a Notice of Termination for the twelve (12) months following the Date of Termination; (c) receive the benefits set forth in Section 4.03(a) above through the twenty-four (24) month anniversary of the Date of Termination; (d) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination; (e) receive any unpaid bonus with respect to the year prior to the year in which the Date of Termination occurs, payable at the time such bonuses are payable to other employees of the Company; and (f) receive a bonus for the year the Date of Termination occurs, pro-rated for the number of full or partial months during which the Executive provides services to the Company, payable at the time such bonuses are payable to other employees of the Company; provided that, if and to the extent necessary to avoid accelerated taxation and/or penalties under Section 409A or Section 457A of the Code, a portion of the amounts payable pursuant to clauses (a) and (b) of this Section 5.04 shall be paid in accordance with the terms of this Agreement as in effect on March 12, 2015 (i.e., monthly on the last working day of each month in arrears in equal installments over the twelve (12) months following the Date of Termination). The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder. Any amounts payable pursuant to this Section 5.04 after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.14 below.”

4.	Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

5.
This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
VALIDUS HOLDINGS, LTD.

By:    /s/ Robert Kuzloski
Printed Name: Robert Kuzloski
Title: EVP & General Counsel

By:    /s/ Edward Noonan
Printed Name: Edward Noonan